UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 17)

América Móvil, S.A.B. de C.V. (the “Issuer”)

(Name of Issuer)

American Depositary Shares (“L Share ADSs”), each representing 20 Series L Shares (“L Shares”)

American Depositary Shares (“A Share ADSs”), each representing 20 Series A Shares (“A Shares”)

(Title of Class of Securities)

02364W105 for L Share ADSs1

02364W204 for A Share ADSs2

(CUSIP Number)

Rafael Robles Miaja

Galicia y Robles, S.C.

Torre del Bosque

Boulevard Manuel Avila Camacho No. 24, piso 7

México 11000, Distrito Federal

(525) 5540-9225

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

July 14, 2008

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box ☐

(Continued on the following pages)

(Page 1 of 51 Pages)

_________________________

1             CUSIP number is for the L Share ADSs only. No CUSIP number exists for the underlying L Shares since such shares are not traded in the United States.

2             CUSIP number is for the A Share ADSs only. No CUSIP number exists for the underlying A Shares since such shares are not traded in the United States.

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 2 of 52

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Carlos Slim Helú
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 790,297,441 L Shares (See Item 5)
	8	SHARED VOTING POWER 7,182 A Shares and 4,964,454,422 L Shares (See Item 5)
	9	SOLE DISPOSITIVE POWER 790,297,441 L Shares (See Item 5)
	10	SHARED DISPOSITIVE POWER 7,182 A Shares and 4,964,454,422 L Shares (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,182 A Shares and 5,321,463,316 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0% of A Shares and 19.81% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON IN

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 3 of 52 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Carlos Slim Domit
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 833,094,052 L Shares (See Item 5)
	8	SHARED VOTING POWER 7,182 A Shares and 4,964,454,422 L Shares (See Item 5)
	9	SOLE DISPOSITIVE POWER 833,094,052 L Shares (See Item 5)
	10	SHARED DISPOSITIVE POWER 7,182 A Shares and 4,964,454,422 L Shares (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,182 A Shares and 5,353,443,474 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0% of A Shares and 19.93% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON IN

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 4 of 52 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Marco Antonio Slim Domit
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 834,410,297 L Shares (See Item 5)
	8	SHARED VOTING POWER 7,182 A Shares and 4,964,454,422 L Shares (See Item 5)
	9	SOLE DISPOSITIVE POWER 834,410,297 L Shares (See Item 5)
	10	SHARED DISPOSITIVE POWER 7,182 A Shares and 4,964,454,422 L Shares (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,182 A Shares and 5,354,259,722 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0% of A Shares and 19.93% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON IN

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 5 of 52 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Patrick Slim Domit
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 960,552,617 L Shares (See Item 5)
	8	SHARED VOTING POWER 7,182 A Shares and 4,964,454,422 L Shares (See Item 5)
	9	SOLE DISPOSITIVE POWER 960,552,617 L Shares (See Item 5)
	10	SHARED DISPOSITIVE POWER 7,182 A Shares and 4,964,454,422 L Shares (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,182 A Shares and 5,480,902,039 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0% of A Shares and 20.40% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON IN

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 6 of 52 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) María Soumaya Slim Domit
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 284,641,053 L Shares (See Item 5)
	8	SHARED VOTING POWER 7,182 A Shares and 4,964,454,422 L Shares (See Item 5)
	9	SOLE DISPOSITIVE POWER 284,641,053 L Shares (See Item 5)
	10	SHARED DISPOSITIVE POWER 7,182 A Shares and 4,964,454,422 L Shares (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,182 A Shares and 5,249,090,478 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0% of A Shares and 19.54% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON IN

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 7 of 52 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Vanessa Paola Slim Domit
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 351,197,808 L Shares (See Item 5)
	8	SHARED VOTING POWER 7,182 A Shares and 4,964,454,422 L Shares (See Item 5)
	9	SOLE DISPOSITIVE POWER 351,197,808 L Shares (See Item 5)
	10	SHARED DISPOSITIVE POWER 7,182 A Shares and 4,964,454,422 L Shares (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,182 A Shares and 5,304,247,233 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0% of A Shares and 19.75% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON IN

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 8 of 52 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Johanna Monique Slim Domit
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 287,362,462 L Shares (See Item 5)
	8	SHARED VOTING POWER 7,182 A Shares and 4,964,454,422 L Shares (See Item 5)
	9	SOLE DISPOSITIVE POWER 287,362,462 L Shares (See Item 5)
	10	SHARED DISPOSITIVE POWER 7,182 A Shares and 4,964,454,422 L Shares (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,182 A Shares and 5,250,111,887 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0% of A Shares and 19.54% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON IN

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 9 of 52 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Grupo Financiero Inbursa, S.A.B. de C.V. (“GFI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC and AF (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 7,182 A Shares and 80,207,510 L Shares (See Item 5)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 7,182 A Shares and 80,207,510 L Shares (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,182 A Shares and 80,207,510 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0% of A Shares and 0.3% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON HC

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 10 of 52 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Inmobiliaria Carso, S.A. de C.V. (“Inmobiliaria Carso”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 717,981,674 L Shares (See Item 5)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 717,981,674 L Shares (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 717,981,674 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.67% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON CO

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 11 of 52 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Trust No. F/0008 (the “Telmex Trust”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 748,682,562 L Shares (See Item 5)
	8	SHARED VOTING POWER
	9	SOLE DISPOSITIVE POWER 748,682,562 L Shares (See Item 5)
	10	SHARED DISPOSITIVE POWER
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 748,682,562 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.79% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON EP

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 12 of 52 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Trust No. F/0395 (the “Telnor Trust”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 13,504,519 L Shares (See Item 5)
	8	SHARED VOTING POWER
	9	SOLE DISPOSITIVE POWER 13,504,519 L Shares (See Item 5)
	10	SHARED DISPOSITIVE POWER
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,504,519 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.05% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON EP

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 13 of 52 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Fundación Telmex, A.C. (“Fundacion Telmex”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 59,590,026 L Shares (See Item 5)
	8	SHARED VOTING POWER
	9	SOLE DISPOSITIVE POWER 59,590,026 L Shares (See Item 5)
	10	SHARED DISPOSITIVE POWER
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 59,590,026 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.22% (See Item 5)
14	TYPE OF REPORTING PERSON PN

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 14 of 52 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Fundación Carlos Slim, A.C., formerly known as Fundación Carso, A.C. (“Fundacion Carlos Slim” )
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 220,208,585 L Shares (See Item 5)
	8	SHARED VOTING POWER
	9	SOLE DISPOSITIVE POWER 220,208,585 L Shares (See Item 5)
	10	SHARED DISPOSITIVE POWER
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 220,208,585 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.82% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON PN

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 15 of 52 Pages

Item 1.	Security and Issuer.

This Amendment No. 17 (the “Seventeenth Amendment”) amends the Schedule 13D filed with the Securities and Exchange Commission (the “Commission”) on March 8, 2001, as subsequently amended, (the “Schedule 13D”) by the Reporting Persons (as defined below), with respect to the American Depositary Shares (“L Share ADSs”), each representing 20 Series L Shares (“L Shares”), and the American Depositary Shares (“A Share ADSs”), each representing 20 Series A Shares (“A Shares”), of América Móvil, S.A.B. de C.V. (the “Issuer”). Capitalized terms used but not otherwise defined in this Seventeenth Amendment have the meanings ascribed to such terms in the Schedule 13D, as amended.

Item 2.	Identity and Background.

This Statement is filed pursuant to Rule 13d-2(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by the persons listed below (the “Reporting Persons”).

(1)          Carlos Slim Helú, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit and Johanna Monique Slim Domit (collectively, the “Slim Family”), each of whom is a Mexican citizen, beneficially own, directly and indirectly, a majority of the outstanding voting equity securities of Carso Global Telecom, S.A.B. de C.V. (“CGT”), Grupo Financiero Inbursa, S.A.B. de C.V. (“GFI”) and Inmobiliaria Carso, S.A. de C.V. (“Inmobiliaria Carso”). In addition, the members of the Slim Family are the beneficiaries of a Mexican trust (the “Control Trust”) that directly holds Series AA Shares of the Issuer (“AA Shares”, and together with the A Shares and L Shares, the “Shares”) and L Shares of the Issuer. As a result, ownership of all Shares owned or controlled by these entities is deemed to be shared among each member of the Slim Family.

(2)          GFI is a sociedad anónima bursátil de capital variable organized under the laws of Mexico. GFI is a financial services holding company. GFI owns all of the outstanding voting equity securities of several financial institutions organized in Mexico, including a broker-dealer, a bank, an insurance company and a surety bonding company. GFI also controls various trusts for the benefit of its employees and employees of its subsidiaries.

(3)          Inmobiliaria Carso is a sociedad anónima de capital variable organized under the laws of Mexico controlled indirectly by the Slim Family. Inmobiliaria Carso is a real estate holding company.

(4)          The Telmex Trust is a trust organized under the laws of Mexico as the pension plan for employees of Telmex. Banco Inbursa S.A., Institucion de Banca Multiple, Grupo Financiero Inbursa, Division Fiduciaria, is the trustee of the Telmex Trust and a subsidiary of GFI. A technical committee, all of whose members are employees of Telmex, makes investment decisions for the Telmex Trust. Thus, the Telmex Trust may be deemed to be controlled by Telmex, which may be deemed to be controlled by CGT, and CGT and the Slim Family may be deemed to share beneficial ownership of all Shares beneficially owned by the Telmex Trust. CGT and the Slim Family expressly disclaim such beneficial ownership.

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 16 of 52 Pages

(5)          The Telnor Trust is a trust organized under the laws of Mexico as the pension plan for employees of Telefonos del Noroeste, S.A. de C.V. (“Telnor”). Telnor is a wholly-owned subsidiary of Telmex. Banco Inbursa, S.A., Institucion de Banca Multiple, Grupo Financiero Inbursa, Division Fiduciaria, is a trustee of the Telnor Trust and a subsidiary of GFI. A technical committee, all of whose members are employees of Telmex and Telnor, makes investment decisions for the Telnor Trust. Thus, the Telnor Trust may be deemed to be controlled by Telmex, which may be deemed to be controlled by CGT, and CGT and the Slim Family may be deemed to share beneficial ownership of all Shares beneficially owned by the Telnor Trust. CGT and the Slim Family expressly disclaim such beneficial ownership.

(6)          Fundacion Telmex is a not-for-profit partnership organized under the laws of Mexico. A board, all of whose members are employees or directors of Telmex, makes investment decisions for Fundacion Telmex. Thus, Fundacion Telmex may be deemed to be controlled by Telmex, which may be deemed to be controlled by CGT, and CGT and the Slim Family may be deemed to share beneficial ownership of all Shares beneficially owned by Fundacion Telmex. CGT and the Slim Family expressly disclaim such beneficial ownership.

(7)          Fundacion Carlos Slim is a not-for-profit partnership organized under the laws of Mexico. Its board, the majority of whose members are members of the Slim Family, makes investment decisions for Fundacion Carlos Slim. Thus, Fundacion Carlos Slim may be deemed to be controlled by the Slim Family, and the Slim Family may be deemed to share beneficial ownership of all Shares beneficially owned by Fundacion Carlos Slim. The Slim Family expressly disclaims such beneficial ownership.

New or updated information regarding the members of the Slim Family and the executive officers and directors of each of GFI, Inmobiliaria Carso, Fundación Telmex and Fundación Carlos Slim are set forth in Schedule I attached hereto. None of the Reporting Persons nor, to the best of their knowledge, any of the directors or executive officers listed in Schedule I has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 17 of 52 Pages

Item 3.	Source and Amount of Funds or Other Consideration.

In the period subsequent to the filing of Amendment No. 16 to the Schedule 13D filed with the Commission on May 4, 2007 (the “Sixteenth Amendment”), the Reporting Persons made the following purchases:

(a)          GFI purchased 31,760,000 L Shares for an aggregate price of $81,281,185. The funds used to purchase such L Shares were obtained from the working capital of GFI.

(b)          The Telmex Trust purchased 7,000,000 L Shares for an aggregate price of $18,442,041. The funds used to purchase such L Shares were obtained from the working capital of the Telmex Trust.

(c)          The Telnor Trust purchased 8,500,000 L Shares for an aggregate price of $21,875,116. The funds used to purchase such L Shares were obtained from the working capital of the Telnor Trust.

(d)          Vanessa Paola Slim Domit purchased 1,000,000 L Shares for an aggregate price of $2,855,037. The funds used to purchase such L Shares were obtained from personal funds.

(e)          Inmobiliaria Carso purchased 8,500,000 L Shares for an aggregate price of $26,387,786. The funds used to purchase such L Shares were obtained from the working capital of Inmobiliaria Carso.

Other than the foregoing, no A Shares or L Shares were acquired by the Reporting Persons since the Sixteenth Amendment.

Item 4.	Purpose of Transaction.

As of the date hereof, the Control Trust currently owns, in the aggregate, approximately 46.5% of the issued and outstanding AA Shares. The Slim Family currently owns, in the aggregate, approximately 15.2% of the issued and outstanding AA Shares. Inmobiliaria Carso currently owns, in the aggregate, approximately 5.9% of the issued and outstanding AA Shares. Through their beneficial ownership of L Shares and AA Shares held by the Control Trust and Inmobiliaria Carso and their direct ownership of AA Shares, the Slim Family may be deemed to control the Issuer.

As discussed in Item 4 of Amendments No. 1 and No. 11 to the Schedule 13D filed by the Reporting Persons with the Commission on May 16, 2001 and August 10, 2004, respectively, America Telecom and AT&T International (“AT&T”) (formerly SBC International, Inc.) entered into agreements (the “AM Agreements”) regarding the ownership and voting of AA Shares. Effective on January 8, 2007, América Telecom and its subsidiary, Corporativo Empresarial de Comunicaciones, S.A. de C.V. (“Corporativo”), were merged into América Móvil (the “Merger”). As a result of the Merger, América Telecom ceased to be a Reporting Person and all of the Shares of America Movil owned directly by América Telecom were canceled. Following the Merger, the Control Trust expects to enter into amendments to the AM

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 18 of 52 Pages

Agreements with AT&T pursuant to which the Control Trust will act as the successor to America Telecom (the “Amended AM Agreements”).

Under the Issuer’s bylaws, AA Shares and A Shares have full voting rights and L Shares have limited voting rights. Each AA Share and each A Share is convertible at the holder’s option into one L Share, in each case subject to restrictions under the Issuer’s by-laws, some of which are summarized in the table below.

Class of Issuer’s Capital Stock	% of Issuer’s Outstanding Capital Stock that may be represented by each class of Capital Stock	% of Combined Number of Outstanding AA Shares and A Shares that may be represented by such class of Capital Stock
L Shares	No more than 80%
A Shares	No more than 19.65%	No more than 49%
AA Shares	At least 20% but no more than 51%	No less than 51%
Combined AA Shares and A Shares	No more than 51%
Combined A Shares and L Shares	No more than 80%

As a result of the voting arrangements expected to be set forth in the Amended AM Agreements, the Control Trust and AT&T may be deemed to form a group for purposes of Sections 13(d) and 13(g) of the Exchange Act. According to the Schedule 13D filed by AT&T and its parent, AT&T Inc., on June 20, 2008, AT&T beneficially owns 2,869,670,964 AA Shares. In accordance with the restrictions described above, the maximum number of AA Shares that could, as of the date hereof, be converted to L Shares is 4,862,318,870. Because the Control Trust directly beneficially owns 5,446,781,450 AA Shares, which is more than the maximum number of AA Shares that could, as of the date hereof, be converted to L Shares, if AT&T were deemed to form a group with the Control Trust the number of A Shares and L Shares that would be reported as beneficially owned by the Control Trust and the Reporting Persons that may be deemed to control the Control Trust would not as of the date hereof differ from the number of A Shares and L Shares reported in this Schedule 13D.

Except as set forth in this Schedule 13D, none of the Reporting Persons currently has plans or proposals, which relate to or which would result in any of the actions or transactions described in paragraphs (a) through (j) of Item 4 of the instructions to Schedule 13D. However, from time to time the Reporting Persons may evaluate the possibility of acquiring additional A Shares and L Shares, disposing of A Shares and L Shares, or entering into corporate transactions involving the Issuer (including, but not limited to, joint ventures and/or other commercial arrangements with the Issuer). The Reporting Persons reserve the right to formulate plans or proposals regarding the Issuer or any of its securities and to carry out any of the actions or transactions described in paragraphs (a) through (j) of Item 4 of the instructions to this Schedule 13D, to the extent deemed advisable by the Reporting Persons.

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 19 of 52 Pages

Item 5.	Interest in Securities of the Issuer.

(a)         The Reporting Persons have the following interests in A Shares and L Shares:

	A Shares(1)		L Shares(2)
	Number	% of Class	Number	% of Class
Carlos Slim Helú(3)	7,182	0.0%	5,321,463,316	19.81%
Carlos Slim Domit(4)	7,182	0.0%	5,353,443,474	19.93%
Marco Antonio Slim Domit(5)	7,182	0.0%	5,354,259,722	19.93%
Patrick Slim Domit(6)	7,182	0.0%	5,480,902,039	20.40%
María Soumaya Slim Domit(7)	7,182	0.0%	5,249,090,478	19.54%
Vanessa Paola Slim Domit(8)	7,182	0.0%	5,304,247,233	19.75%
Johanna Monique Slim Domit(9)	7,182	0.0%	5,250,111,887	19.54%
GFI(10)	7,182	0.0%	80,207,510	0.30%
Inmobiliaria Carso(11)	-	0.0%	717,981,674	2.67%
Telmex Trust(12)		0.0%	748,682,562	2.79%
Telnor Trust(12)	-	0.0%	13,504,519	0.05%
Fundación Telmex(12)	-	0.0%	59,590,026	0.22%
Fundación Carlos Slim(12)	-	0.0%	220,208,585	0.82%

(1)

Based upon 537,284,632 A Shares outstanding as of July 25, 2008, as reported by the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A. de C.V.). Includes A Shares held in the form of A Share ADSs.

(2)

Based upon 22,000,386,338 L Shares outstanding as of July 25, 2008, as reported by the Mexican Stock Exchange. Includes L Shares held in the form of L Share ADSs. L Share totals and percentages assume that all of the A Shares and 4,862,318,870 AA Shares (which is the maximum number of AA Shares that can be converted to L Shares) held by the relevant Reporting Persons have been converted into L Shares in accordance with the restrictions set forth in Item 4 of the Schedule 13D.

(3)

Includes 790,297,441 L Shares (assuming conversion, to the extent permitted in accordance with the restrictions set forth in Item 4 of the Schedule 13D, of 433,288,547 AA Shares) owned directly by Carlos Slim Helú and shares owned by the Control Trust, GFI and Inmobiliaria Carso.

(4)

Includes 833,094,052 L Shares (assuming conversion, to the extent permitted in accordance with the restrictions set forth in Item 4 of the Schedule 13D, of 444,105,000 AA Shares) owned directly by Carlos Slim Domit and shares owned by the Control Trust, GFI and Inmobiliaria Carso.

(5)

Includes 834,410,297 L Shares (assuming conversion, to the extent permitted in accordance with the restrictions set forth in Item 4 of the Schedule 13D, of 444,604,997 AA Shares) owned directly by Marco Antonio Slim Domit and shares owned by the Control Trust, GFI and Inmobiliaria Carso.

(6)

Includes 960,552,617 L Shares (assuming conversion, to the extent permitted in accordance with the restrictions set forth in Item 4 of the Schedule 13D, of 444,105,000 AA Shares) owned directly by Patrick Slim Domit and shares owned by the Control Trust, GFI and Inmobiliaria Carso.

(7)

Includes 284,641,053 L Shares (assuming conversion, to the extent permitted in accordance with the restrictions set forth in Item 4 of the Schedule 13D, of 4,997 AA Shares) owned directly by María Soumaya Slim Domit and shares owned by the Control Trust, GFI and Inmobiliaria Carso.

(8)

Includes 351,197,808 L Shares (assuming conversion, to the extent permitted in accordance with the restrictions set forth in Item 4 of the Schedule 13D, of 11,404,997 AA Shares) owned directly by Vanessa Paola Slim Domit and jointly with her spouse.

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 20 of 52 Pages

(9)

Includes 287,362,462 L Shares (assuming conversion, to the extent permitted in accordance with the restrictions set forth in Item 4 of the Schedule 13D, of 1,704,997 AA Shares) owned directly by Johanna Monique Slim Domit and jointly with her spouse.

(10)	Includes shares owned by trusts managed by GFI for the benefit of employees of entities controlled by the Slim Family.
(11)	Includes shares owned by subsidiaries of Inmobiliaria Carso.
(12)	Shares disclaimed by the Slim Family and CGT.

(b)         Because the Slim Family beneficially owns a majority of the outstanding voting equity securities of CGT, GFI and Inmobiliaria Carso, the Slim Family may be deemed to share the power to vote or dispose of, or to direct the voting or disposition of, any A Shares or L Shares owned by such persons (including those beneficially owned by the Telmex Trust, the Telnor Trust, Fundación Telmex and Fundación Carlos Slim). Because a board, the majority of whose members are members of the Slim Family, makes investment decisions for each of Fundación Telmex and Fundación Carlos Slim, the Slim Family may be deemed to share the power to vote or dispose of, or to direct the voting or disposition of, any A Shares or L Shares owned by Fundación Telmex and Fundación Carlos Slim. In addition, each of GFI and Inmobiliaria Carso control the investment decisions of trusts established for the benefit of their employees and entities controlled by them. As such, the Slim Family may be deemed to have the right to direct the voting or disposition of any A Shares or L Shares owned by such trusts. Except as otherwise disclosed herein, none of the Reporting Persons shares voting or disposition power with respect to any of the A Shares or L Shares owned by the Reporting Persons.

(c)          All transactions in A Shares and L Shares effected by the Reporting Persons during the period beginning May 18, 2008 and ending on July 25, 2008 are listed in Schedule I hereto.

(d)          All A Shares and L Shares owned by trusts for the benefit of the Slim Family may be deemed to be beneficially owned by each member of the Slim Family that is a beneficiary of such trusts. Thus, beneficial ownership of A Shares and L Shares may be deemed to be shared by each member of the Slim Family. Because the Slim Family beneficially owns a majority of the outstanding voting equity securities of GFI, CGT and Inmobiliaria Carso, the Slim Family may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, any A Shares or L Shares owned by such persons. Because a board, the majority of whose members are members of the Slim Family, makes investment decisions for Fundación Telmex and Fundación Carlos Slim, the Slim Family may be deemed t o have the right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, any A Shares or L Shares owned by Fundación Telmex and Fundación Carlos Slim. In addition, GFI controls the investment decisions of trusts established for the benefit of employees and entities controlled directly and indirectly by the Slim Family. As such, the Slim Family may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, any A Shares or L Shares owned by such trusts. Except as otherwise disclosed herein, no person other than the Reporting Persons has or will have any right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, any A Shares or L Shares owned by the Reporting Persons.

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 21 of 52 Pages

(e)	Not applicable.
Item 6.	Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Other than as disclosed in Item 4 of this Schedule 13D, there are no other contracts, arrangements, understandings or relationships (legal or otherwise) among the Reporting Persons and between such persons and any person with respect to A Shares or L Shares.

Item 7 .	Material to be Filed as Exhibits.

*The Powers of Attorney filed as exhibits to (i) Amendment No. 8 to the Schedule 13D with respect to Teléfonos de México, S.A. de C.V. filed by the Telmex Trust, the Telnor Trust, Fundación Telmex and Fundación Carlos Slim with the Commission on February 20, 2004, (ii) Amendment No. 3 to the Schedule 13D with respect to Global Crossing Limited filed by the Slim Family and Inmobiliaria Carso with the Commission on February 14, 2005, (iii) Amendment No. 17 to the Schedule 13D with respect to Teléfonos de México, S.A. de C.V. filed by CGT with the Commission on February 25, 2005 and (iv) Amendment No. 21 to the Schedule 13D with respect to Teléfonos de México, S.A. de C.V. filed by the Slim Family and GFI with the Commission on November 23, 2005, are hereby incorporated by reference.

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SIGNATURE

After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

____________________________
Carlos Slim Helú
____________________________
Carlos Slim Domit	By: /s/ Eduardo Valdés Acra
____________________________	Eduardo Valdés Acra
Marco Antonio Slim Domit	Attorney-in-Fact
____________________________	August 9, 2008
Patrick Slim Domit
____________________________
María Soumaya Slim Domit
____________________________
Vanessa Paola Slim Domit
____________________________
Johanna Monique Slim Domit

INMOBILIARIA CARSO, S.A. DE C.V.
____________________________
By: Eduardo Valdés Acra
Title: Attorney-in-Fact

CARSO GLOBAL TELECOM, S.A.B. DE C.V.
____________________________
By: Eduardo Valdés Acra
Title: Attorney-in-Fact

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 23 of 52 Pages

GRUPO FINANCIERO INBURSA, S.A.B. DE C.V.
____________________________
By: Eduardo Valdés Acra
Title: Attorney-in-Fact

BANCO INBURSA S.A., INSTITUCION DE BANCA MULTIPLE, GRUPO FINANCIERO INBURSA, DIVISION FIDUCIARIA, AS TRUSTEE OF TRUST NO. F/0008
____________________________
By: Eduardo Valdés Acra
Title: Attorney-in-Fact

BANCO INBURSA S.A., INSTITUCION DE BANCA MULTIPLE, GRUPO FINANCIERO INBURSA, DIVISION FIDUCIARIA, AS TRUSTEE OF TRUST NO. F/0395
____________________________
By: Eduardo Valdés Acra
Title: Attorney-in-Fact

FUNDACION TELMEX, A.C.
____________________________
By: Eduardo Valdés Acra
Title: Attorney-in-Fact

FUNDACION CARLOS SLIM, A.C.
____________________________
By: Eduardo Valdés Acra
Title: Attorney-in-Fact

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 24 of 52

SCHEDULE I

All of the individuals listed below are citizens of México.

THE SLIM FAMILY

Paseo de las Palmas 736, Colonia Lomas de Chapultepec, 11000 México D.F., México

Name	Principal Occupation
Carlos Slim Helú

Chairman Emeritus of the Board of Directors of Teléfonos de México, S.A.B. de C.V., Chairman Emeritus of the Board of Directors of América Móvil, S.A.B. de C.V., Chairman Emeritus of the Board of Directors of Carso Global Telecom, S.A. B.de C.V., Chairman Emeritus of the Board of Directors of Grupo Financiero Inbursa, S.A.B. de C.V., Chairman of the Board of Directors of Carso Infraestructura y Construcción, S.A.B. de C.V. and Chairman of the Board of Directors of Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V.

Carlos Slim Domit

Chairman of the Board of Directors of Teléfonos de México, S.A.B. de C.V., Chairman of the Board of Directors of Grupo Carso, S.A.B. de C.V., Chairman of Grupo Sanborns, S.A. de C.V., and Board Member of Sanborn Hermanos, S.A., Sears Roebuck, S.A. de C.V., Grupo Condumex, S.A. de C.V., Carso Global Telecom, S.A.B. de C.V.and Fundación Carlos Slim, A.C.

Marco Antonio Slim Domit

Chairman of the Board of Directors and Chief Executive Officer of Grupo Financiero Inbursa, S.A.B. de C.V., and Board Member of Grupo Financiero Inbursa’s, S.A.B. de C.V. subsidiaries, Grupo Carso, S.A.B. de C.V., América Móvil, S.A.B. de C.V., Carso Global Telecom, S.A.B. de C.V., Teléfonos de México, S.A.B. de C.V. and Sears Roebuck, S.A. de C.V.

Patrick Slim Domit

Chairman of the Board of Directors of América Móvil, S.A.B. de C.V., Vice President of Commercial Markets of Teléfonos de México, S.A.B. de C.V., and Board Member of Grupo Carso, S.A.B. de C.V., Carso Global Telecom, S.A.B. de C.V., Teléfonos de México, S.A.B. de C.V. and Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V.

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María Soumaya Slim Domit	Vice President of Museo Soumaya
Vanessa Paola Slim Domit	Private Investor
Johanna Monique Slim Domit	Private Investor

26

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GRUPO FINANCIERO INBURSA, S.A.B. de C.V.

Paseo de las Palmas 736, Col. Lomas Chapultepec, 11000 Mexico D.F., México

Name and Position	Principal Occupation
Directors
Carlos Slim Helú (Chairman Emeritus)

Chairman Emeritus of the Board of Directors of Teléfonos de México, S.A.B. de C.V., Chairman Emeritus of the Board of Directors of América Móvil, S.A.B. de C.V., Chairman Emeritus of the Board of Directors of Carso Global Telecom, S.A. B.de C.V., Chairman Emeritus of the Board of Directors of Grupo Financiero Inbursa, S.A.B. de C.V., Chairman of the Board of Directors of Carso Infraestructura y Construcción, S.A.B. de C.V. and Chairman of the Board of Directors of Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V.

Marco Antonio Slim Domit (Chairman of the Board)

Chairman of the Board of Directors and Chief Executive Officer of Grupo Financiero Inbursa, S.A.B. de C.V., and Board Member of Grupo Financiero Inbursa’s, S.A.B. de C.V. subsidiaries, Grupo Carso, S.A.B. de C.V., América Móvil, S.A.B. de C.V., Carso Global Telecom, S.A.B. de C.V., Teléfonos de México, S.A.B. de C.V. and Sears Roebuck, S.A. de C.V.

Eduardo Valdés Acra (Vice-Chairman of the Board)	Chief Executive Officer of Inversora Bursátil, S.A. de C.V., Casa de Bolsa, Grupo Financiero Inbursa and Board Member of Carso Global Telecom, S.A.B. de C.V.
Agustín Franco Macias (Director)

Chairman of Cryoinfra, S.A. de C.V. Board Member of Teléfonos de México, S.A.B. de C.V., Centro Histórico de la Ciudad de México, S.A. de C.V., Grupo Financiero Inbursa, S.A.B. de C.V. and Grupo Infra, S.A. de C.V.

Claudio X. González Laporte (Director)

Chairman of the Board of Kimberly Clark de México, S.A. de C.V. Board Member of Grupo Carso, S.A.B. de C.V., Carso Global Telecom, S.A.B. de C.V., General Electric Co., Kellogs Co., Unilever, Grupo Alfa, S.A. de C.V., Grupo México, S.A. de C.V., Grupo Modelo, S.A.B. de C. V. and The Mexico Fund, Inc

Juan Antonio Peréz Simón (Director)

Vice-Chairman of Teléfonos de México, S.A.B. de C.V. and Chairman of the Board of Sanborns Hermanos S.A. Board Member of Carso Global Telecom, S.A.B. de C.V., Grupo Carso, S.A.B. de C.V., Grupo Financiero Inbursa, S.A.B. de C.V. and some of its subsidiaries, Cigarros la Tabacalera, S.A. de C.V., Radio Móvil Dipsa, S.A. de C.V. and Sears Roebuck S.A. de C.V.

27

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David Ibarra Muñoz (Director)	Independent Economist. Board Member of Grupo Financiero Inbursa, S.A.B. de C.V. and Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V.
Jose Kuri Harfush (Director)

Chief Executive Officer of Janel, S.A. de C.V. Board Member of Teléfonos de México, S.A.B. de C.V., América Móvil, S.A.B. de C.V., Carso Global Telecom, S.A.B. de C.V. and Grupo Financiero Inbursa, S.A.B. de C.V.

Héctor Slim Seade	Chief Executive Officer of Teléfonos de México, S.A.b. de C.V. and Board Member of Grupo Financiero Inbursa, S.A.B. de C.V. and several of its subsidiaries.
Arturo Elías Ayub	Executive Officer of Teléfonos de México, S.A.B. de C.V. Board Member of Grupo Financiero Inbursa, S.A.B. de C.V.
Javier Foncerrada Izquierdo	Chief Executive Officer of Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa. Board Member of Grupo Financiero Inbursa, S.A.B. de C.V. and its subsidiaries.
Antonio Cosío Pando

Chief Executive Officer of Compañía Industrial Tepejí del Río. Board Member of Grupo Financiero Inbursa, S.A.B. de C.V. and some of its subsidiaries, Teléfonos de México, S.A.B. de C.V. and Sears Roebuck, S.A. de C.V.

Guillermo Gutiérrez Saldívar	Chief Executive Officer of Equipos Mecánicos, S.A. de C.V., and Board Member of Grupo Financiero Inbursa, S.A.B. de C.V. and some of its subsidiaries.
Angeles Espinosa Yglesias	Private Investor
Fernando Gerardo Chico Pardo	Chairman of Promecap, S.A. de C.V. Board Member or Carso Global Telecom, S.A.B. de C.V., Grupo Carso, S.A.B. de C.V., Sears Roebuck, S.A. de C.V., and Grupo Sanbors, S.A. de C.V.
Laura Diez Barroso Azcárraga de Laviada	Board Member of Teléfonos de México, S.A.B. de C.V. and Centro Histórico de la Ciudad de México, S.A. de C.V.
Executive Officers
Marco Antonio Slim Domit (President)	President of the Board of Directors and Chief Executive Officer of Grupo Financiero Inbursa, S.A.B. de C.V.

28

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INMOBILIARIA CARSO, S.A. de C.V.

Avenida Insurgentes Sur #3500, Edificio Telmex, Piso 5, Colonia Peña Pobre, Delegación Tlalpan, C.P. 14060 México D.F., México

Name and Position	Principal Occupation
Directors
Carlos Slim Helú

Chairman Emeritus of the Board of Directors of Teléfonos de México, S.A.B. de C.V., Chairman Emeritus of the Board of Directors of América Móvil, S.A.B. de C.V., Chairman Emeritus of the Board of Directors of Carso Global Telecom, S.A. B.de C.V., Chairman Emeritus of the Board of Directors of Grupo Financiero Inbursa, S.A.B. de C.V., Chairman of the Board of Directors of Carso Infraestructura y Construcción, S.A.B. de C.V. and Chairman of the Board of Directors of Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V.

Carlos Slim Domit

Chairman of the Board of Directors of Teléfonos de México, S.A.B. de C.V., Chairman of the Board of Directors of Grupo Carso, S.A.B. de C.V., Chairman of Grupo Sanborns, S.A. de C.V., and Board Member of Sanborn Hermanos, S.A., Sears Roebuck, S.A. de C.V., Grupo Condumex, S.A. de C.V., Carso Global Telecom, S.A.B. de C.V.and Fundación Carlos Slim, A.C.

Marco Antonio Slim Domit

Chairman of the Board of Directors and Chief Executive Officer of Grupo Financiero Inbursa, S.A.B. de C.V., and Board Member of Grupo Financiero Inbursa’s, S.A.B. de C.V. subsidiaries, Grupo Carso, S.A.B. de C.V., América Móvil, S.A.B. de C.V., Carso Global Telecom, S.A.B. de C.V., Teléfonos de México, S.A.B. de C.V. and Sears Roebuck, S.A. de C.V.

Patrick Slim Domit

Chairman of the Board of Directors of América Móvil, S.A.B. de C.V., Vice President of Commercial Markets of Teléfonos de México, S.A.B. de C.V., and Board Member of Grupo Carso, S.A.B. de C.V., Carso Global Telecom, S.A.B. de C.V., Teléfonos de México, S.A.B. de C.V. and Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V.

María Soumaya Slim Domit	Vice President of Museo Soumaya
Vanessa Paola Slim Domit	Private Investor

29

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Johanna Monique Slim Domit	Private Investor

30

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FUNDACION TELMEX, A.C.

Vizcaínas No. 16, Colonia Centro, Delegación Cuauhtémoc, 06080 México, D.F. México

Name and Position	Principal Occupation
Directors
Carlos Slim Helú (Chairman)

Chairman Emeritus of the Board of Directors of Teléfonos de México, S.A.B. de C.V., Chairman Emeritus of the Board of Directors of América Móvil, S.A.B. de C.V., Chairman Emeritus of the Board of Directors of Carso Global Telecom, S.A. B.de C.V., Chairman Emeritus of the Board of Directors of Grupo Financiero Inbursa, S.A.B. de C.V., Chairman of the Board of Directors of Carso Infraestructura y Construcción, S.A.B. de C.V. and Chairman of the Board of Directors of Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V.

Jaime Chico Pardo (Director)	Co-Chairman of the Board of Directors of Carso Global Telecom, S.A.B. de C.V. and Impulsora del Desarrollo y el Empleo en América Latina, S.A. de C.V..
Arturo Elías Ayub (Director)	Executive Officer of Teléfonos de México, S.A.B. de C.V. and Board Member of Grupo Financiero Inbursa, S.A.B. de C.V.
Carlos Slim Domit (Director)

Chairman of the Board of Directors of Teléfonos de México, S.A.B. de C.V., Chairman of the Board of Directors of Grupo Carso, S.A.B. de C.V., Chairman of Grupo Sanborns, S.A. de C.V., and Board Member of Sanborn Hermanos, S.A., Sears Roebuck, S.A. de C.V., Grupo Condumex, S.A. de C.V., Carso Global Telecom, S.A.B. de C.V.and Fundación Carlos Slim, A.C.

Patrick Slim Domit (Director)

Chairman of the Board of Directors of América Móvil, S.A.B. de C.V., Vice President of Commercial Markets of Teléfonos de México, S.A.B. de C.V., and Board Member of Grupo Carso, S.A.B. de C.V., Carso Global Telecom, S.A.B. de C.V., Teléfonos de México, S.A.B. de C.V. and Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V.

Hector Slim Seade (Director)	Chief Executive Officer of Teléfonos de México, S.A.b. de C.V. and Board Member of Grupo Financiero Inbursa, S.A.B. de C.V. and several of its subsidiaries.

31

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 31 of 52 Pages

Sergio Rodriguez Molleda (Secretary)	In-house legal Counsel of Teléfonos de México, S.A.B. de C.V.

32

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 32 of 52 Pages

FUNDACIÓN CARLOS SLIM, A.C.

Insurgentes Sur 3500, Edificio Telmex, Piso 5, Colonia Peña Pobre, 14060 México, D.F., México

Name and Position	Principal Occupation
Directors
Carlos Slim Helú

Chairman Emeritus of the Board of Directors of Teléfonos de México, S.A.B. de C.V., Chairman Emeritus of the Board of Directors of América Móvil, S.A.B. de C.V., Chairman Emeritus of the Board of Directors of Carso Global Telecom, S.A. B.de C.V., Chairman Emeritus of the Board of Directors of Grupo Financiero Inbursa, S.A.B. de C.V., Chairman of the Board of Directors of Carso Infraestructura y Construcción, S.A.B. de C.V. and Chairman of the Board of Directors of Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V.

Carlos Slim Domit

Chairman of the Board of Directors of Teléfonos de México, S.A.B. de C.V., Chairman of the Board of Directors of Grupo Carso, S.A.B. de C.V., Chairman of Grupo Sanborns, S.A. de C.V., and Board Member of Sanborn Hermanos, S.A., Sears Roebuck, S.A. de C.V., Grupo Condumex, S.A. de C.V., Carso Global Telecom, S.A.B. de C.V.and Fundación Carlos Slim, A.C.

Marco Antonio Slim Domit

Chairman of the Board of Directors and Chief Executive Officer of Grupo Financiero Inbursa, S.A.B. de C.V., and Board Member of Grupo Financiero Inbursa’s, S.A.B. de C.V. subsidiaries, Grupo Carso, S.A.B. de C.V., América Móvil, S.A.B. de C.V., Carso Global Telecom, S.A.B. de C.V., Teléfonos de México, S.A.B. de C.V. and Sears Roebuck, S.A. de C.V.

Patrick Slim Domit

Chairman of the Board of Directors of América Móvil, S.A.B. de C.V., Vice President of Commercial Markets of Teléfonos de México, S.A.B. de C.V., and Board Member of Grupo Carso, S.A.B. de C.V., Carso Global Telecom, S.A.B. de C.V., Teléfonos de México, S.A.B. de C.V. and Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V.

33

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 33 of 52

SCHEDULE II

For the period beginning May 18, 2008 and ending on July 25, 2008, the Reporting Persons set forth below effected the following transactions in L Shares on the Mexican Stock Exchange. The prices below reflect the consideration paid (in US$ based upon the Fixed Rate published by the Banco de México on the day preceding the trade date) per L Share on the relevant trade date.

Reporting Person	Type of Transaction	Trade Date	Number of L Shares	Price per Share US Dollars

GFI	PURCHASE	06/18/08	200	2.68
GFI	PURCHASE	06/18/08	99,800	2.68
GFI	PURCHASE	06/18/08	52,900	2.68
GFI	PURCHASE	06/18/08	47,100	2.68
GFI	PURCHASE	06/18/08	100,000	2.67
GFI	PURCHASE	06/18/08	100,000	2.67
GFI	PURCHASE	06/18/08	100,000	2.67
GFI	PURCHASE	06/18/08	67,000	2.68
GFI	PURCHASE	06/18/08	33,000	2.68
GFI	PURCHASE	06/18/08	100,000	2.69
GFI	PURCHASE	06/18/08	44,700	2.69
GFI	PURCHASE	06/18/08	10,000	2.70
GFI	PURCHASE	06/18/08	8,900	2.70
GFI	PURCHASE	06/18/08	36,400	2.70
GFI	PURCHASE	06/18/08	100,000	2.70
GFI	PURCHASE	06/18/08	100,000	2.69
GFI	PURCHASE	06/18/08	100,000	2.69
GFI	PURCHASE	06/18/08	100,000	2.69
GFI	PURCHASE	06/18/08	100,000	2.69
GFI	PURCHASE	06/18/08	80,000	2.69
GFI	PURCHASE	06/18/08	20,000	2.69
GFI	PURCHASE	06/18/08	30,100	2.69
GFI	PURCHASE	06/18/08	9,000	2.71
GFI	PURCHASE	06/18/08	60,900	2.71
GFI	PURCHASE	06/18/08	8,000	2.70
GFI	PURCHASE	06/18/08	92,000	2.70
GFI	PURCHASE	06/18/08	80,000	2.70
GFI	PURCHASE	06/18/08	12,000	2.70
GFI	PURCHASE	06/18/08	4,000	2.70
GFI	PURCHASE	06/18/08	4,000	2.70
GFI	PURCHASE	06/18/08	100,000	2.70
GFI	PURCHASE	06/18/08	10,000	2.70
GFI	PURCHASE	06/18/08	10,000	2.70
GFI	PURCHASE	06/18/08	100,000	2.71
GFI	PURCHASE	06/18/08	100,000	2.71
GFI	PURCHASE	06/18/08	400	2.70
GFI	PURCHASE	06/18/08	39,200	2.70
GFI	PURCHASE	06/18/08	11,000	2.71
GFI	PURCHASE	06/18/08	10,000	2.71
GFI	PURCHASE	06/18/08	200	2.71
GFI	PURCHASE	06/18/08	19,200	2.72
GFI	PURCHASE	06/18/08	100,000	2.72
GFI	PURCHASE	06/18/08	100,000	2.72
GFI	PURCHASE	06/18/08	14,100	2.72
GFI	PURCHASE	06/18/08	64,700	2.72
GFI	PURCHASE	06/18/08	10,000	2.72
GFI	PURCHASE	06/18/08	11,200	2.72
GFI	PURCHASE	06/18/08	100,000	2.72
GFI	PURCHASE	06/18/08	77,900	2.72
GFI	PURCHASE	06/18/08	22,100	2.72
GFI	PURCHASE	06/18/08	100,000	2.72
GFI	PURCHASE	06/18/08	20,600	2.72
GFI	PURCHASE	06/18/08	10,000	2.72
GFI	PURCHASE	06/18/08	69,400	2.72
GFI	PURCHASE	06/18/08	100,000	2.72
GFI	PURCHASE	06/18/08	36,600	2.72
GFI	PURCHASE	06/18/08	3,400	2.72
GFI	PURCHASE	06/18/08	300	2.72
GFI	PURCHASE	06/18/08	1,000	2.72
GFI	PURCHASE	06/18/08	58,700	2.72
GFI	PURCHASE	06/18/08	73,800	2.72
GFI	PURCHASE	06/18/08	11,000	2.72
GFI	PURCHASE	06/18/08	15,200	2.72
GFI	PURCHASE	06/18/08	100,000	2.72
GFI	PURCHASE	06/18/08	33,300	2.72
GFI	PURCHASE	06/18/08	11,000	2.72
GFI	PURCHASE	06/18/08	55,700	2.72
GFI	PURCHASE	06/18/08	100,000	2.72
GFI	PURCHASE	06/18/08	37,500	2.72
GFI	PURCHASE	06/18/08	62,500	2.72
GFI	PURCHASE	06/18/08	100,000	2.72
GFI	PURCHASE	06/18/08	15,000	2.71
GFI	PURCHASE	06/18/08	85,000	2.71
GFI	PURCHASE	06/18/08	1,200	2.71
GFI	PURCHASE	06/18/08	44,000	2.71
GFI	PURCHASE	06/18/08	8,000	2.71
GFI	PURCHASE	06/18/08	46,800	2.71
GFI	PURCHASE	06/18/08	100,000	2.71
GFI	PURCHASE	06/18/08	21,100	2.71
GFI	PURCHASE	06/18/08	78,900	2.71
TELNOR TRUST	PURCHASE	06/18/08	50,000	2.70
TELNOR TRUST	PURCHASE	06/18/08	50,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	50,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	5,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	800	2.69
TELNOR TRUST	PURCHASE	06/18/08	800	2.69
TELNOR TRUST	PURCHASE	06/18/08	48,400	2.69
TELNOR TRUST	PURCHASE	06/18/08	50,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	6,500	2.69
TELNOR TRUST	PURCHASE	06/18/08	43,500	2.69
TELNOR TRUST	PURCHASE	06/18/08	45,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	50,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	53,800	2.69
TELNOR TRUST	PURCHASE	06/18/08	46,200	2.69
TELNOR TRUST	PURCHASE	06/18/08	50,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	50,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	4,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	12,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	34,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	50,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	12,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	14,900	2.69
TELNOR TRUST	PURCHASE	06/18/08	23,100	2.69
TELNOR TRUST	PURCHASE	06/18/08	42,300	2.69
TELNOR TRUST	PURCHASE	06/18/08	7,700	2.69
TELNOR TRUST	PURCHASE	06/18/08	50,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	50,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	12,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	4,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	4,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	8,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	4,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	11,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	7,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	50,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	25,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	8,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	13,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	54,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	11,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	4,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	12,200	2.69
TELNOR TRUST	PURCHASE	06/18/08	4,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	8,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	4,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	8,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	4,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	44,800	2.69
TELNOR TRUST	PURCHASE	06/18/08	52,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	48,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	100,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	50,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	89,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	11,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	24,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	4,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	4,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	4,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	4,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	10,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	12,600	2.69
TELNOR TRUST	PURCHASE	06/18/08	87,400	2.69
TELNOR TRUST	PURCHASE	06/18/08	100	2.69
TELNOR TRUST	PURCHASE	06/18/08	8,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	91,900	2.69
TELNOR TRUST	PURCHASE	06/18/08	24,000	2.68
TELNOR TRUST	PURCHASE	06/18/08	4,000	2.68
TELNOR TRUST	PURCHASE	06/18/08	12,000	2.68
TELNOR TRUST	PURCHASE	06/18/08	60,000	2.68
TELNOR TRUST	PURCHASE	06/18/08	100,000	2.68
TELNOR TRUST	PURCHASE	06/18/08	100,000	2.71
TELNOR TRUST	PURCHASE	06/18/08	100,000	2.71
TELNOR TRUST	PURCHASE	06/18/08	100,000	2.71
TELNOR TRUST	PURCHASE	06/18/08	9,000	2.70
TELNOR TRUST	PURCHASE	06/18/08	100,000	2.70
TELNOR TRUST	PURCHASE	06/18/08	91,000	2.70
TELNOR TRUST	PURCHASE	06/18/08	97,800	2.70
TELNOR TRUST	PURCHASE	06/18/08	2,200	2.70
TELNOR TRUST	PURCHASE	06/18/08	50,500	2.70
TELNOR TRUST	PURCHASE	06/18/08	49,500	2.70
TELNOR TRUST	PURCHASE	06/18/08	40,000	2.70
TELNOR TRUST	PURCHASE	06/18/08	60,000	2.70
TELNOR TRUST	PURCHASE	06/18/08	100,000	2.70
TELNOR TRUST	PURCHASE	06/18/08	13,200	2.69
TELNOR TRUST	PURCHASE	06/18/08	17,000	2.69
TELNOR TRUST	PURCHASE	06/18/08	69,800	2.69
GFI	PURCHASE	06/20/08	18,000	2.65
GFI	PURCHASE	06/20/08	82,000	2.65
GFI	PURCHASE	06/20/08	40,000	2.65
GFI	PURCHASE	06/20/08	54,100	2.65
GFI	PURCHASE	06/20/08	5,900	2.65
GFI	PURCHASE	06/20/08	16,600	2.66
GFI	PURCHASE	06/20/08	50,000	2.66
GFI	PURCHASE	06/20/08	25,000	2.66
GFI	PURCHASE	06/20/08	8,400	2.66
GFI	PURCHASE	06/20/08	100,000	2.65
GFI	PURCHASE	06/20/08	100,000	2.65
GFI	PURCHASE	06/20/08	100,000	2.65
GFI	PURCHASE	06/20/08	100,000	2.65
GFI	PURCHASE	06/20/08	20,000	2.65
GFI	PURCHASE	06/20/08	80,000	2.65
GFI	PURCHASE	06/20/08	4,000	2.65
GFI	PURCHASE	06/20/08	4,000	2.65
GFI	PURCHASE	06/20/08	4,000	2.65
GFI	PURCHASE	06/20/08	4,000	2.65
GFI	PURCHASE	06/20/08	4,000	2.65
GFI	PURCHASE	06/20/08	80,000	2.65
GFI	PURCHASE	06/20/08	100,000	2.65
GFI	PURCHASE	06/20/08	84,800	2.64
GFI	PURCHASE	06/20/08	7,000	2.64
GFI	PURCHASE	06/20/08	8,200	2.64
GFI	PURCHASE	06/20/08	100,000	2.64
GFI	PURCHASE	06/20/08	50,000	2.64
GFI	PURCHASE	06/20/08	50,000	2.64
GFI	PURCHASE	06/20/08	100,000	2.63
GFI	PURCHASE	06/20/08	5,000	2.63
GFI	PURCHASE	06/20/08	40,000	2.63
GFI	PURCHASE	06/20/08	2,000	2.64
GFI	PURCHASE	06/20/08	4,000	2.64
GFI	PURCHASE	06/20/08	12,000	2.64
GFI	PURCHASE	06/20/08	4,000	2.64
GFI	PURCHASE	06/20/08	20,000	2.64
GFI	PURCHASE	06/20/08	4,000	2.64
GFI	PURCHASE	06/20/08	8,000	2.64
GFI	PURCHASE	06/20/08	1,000	2.64
GFI	PURCHASE	06/20/08	500	2.64
GFI	PURCHASE	06/20/08	4,200	2.64
GFI	PURCHASE	06/20/08	95,300	2.64
GFI	PURCHASE	06/20/08	20,000	2.63
GFI	PURCHASE	06/20/08	80,000	2.63
GFI	PURCHASE	06/20/08	100,000	2.64
GFI	PURCHASE	06/20/08	46,300	2.65
GFI	PURCHASE	06/20/08	53,700	2.65
GFI	PURCHASE	06/20/08	10,000	2.65
GFI	PURCHASE	06/20/08	90,000	2.65
GFI	PURCHASE	06/20/08	70,000	2.65
GFI	PURCHASE	06/20/08	30,000	2.65
GFI	PURCHASE	06/20/08	14,000	2.65
GFI	PURCHASE	06/20/08	7,600	2.65
GFI	PURCHASE	06/20/08	1,500	2.65
GFI	PURCHASE	06/20/08	76,900	2.65
GFI	PURCHASE	06/20/08	31,000	2.65
GFI	PURCHASE	06/20/08	35,000	2.65
GFI	PURCHASE	06/20/08	100,000	2.66
GFI	PURCHASE	06/20/08	100,000	2.66
GFI	PURCHASE	06/20/08	34,000	2.66
GFI	PURCHASE	06/20/08	20,000	2.65
GFI	PURCHASE	06/20/08	20,000	2.65
GFI	PURCHASE	06/20/08	4,000	2.65
GFI	PURCHASE	06/20/08	56,000	2.65
GFI	PURCHASE	06/20/08	24,400	2.65
GFI	PURCHASE	06/20/08	75,600	2.65
GFI	PURCHASE	06/20/08	10,000	2.65
GFI	PURCHASE	06/20/08	2,000	2.65
GFI	PURCHASE	06/20/08	88,000	2.65
GFI	PURCHASE	06/20/08	100,000	2.66
GFI	PURCHASE	06/20/08	12,900	2.66
GFI	PURCHASE	06/20/08	50,000	2.66
GFI	PURCHASE	06/20/08	37,100	2.66
TELNOR TRUST	PURCHASE	07/02/08	21,800	2.58
TELNOR TRUST	PURCHASE	07/02/08	1,000	2.58
TELNOR TRUST	PURCHASE	07/02/08	7,000	2.58
TELNOR TRUST	PURCHASE	07/02/08	5,800	2.58
TELNOR TRUST	PURCHASE	07/02/08	10,000	2.58
TELNOR TRUST	PURCHASE	07/02/08	10,000	2.58
TELNOR TRUST	PURCHASE	07/02/08	2,000	2.58
TELNOR TRUST	PURCHASE	07/02/08	10,000	2.58
TELNOR TRUST	PURCHASE	07/02/08	32,400	2.58
TELNOR TRUST	PURCHASE	07/02/08	67,600	2.58
TELNOR TRUST	PURCHASE	07/02/08	32,400	2.58
TELNOR TRUST	PURCHASE	07/02/08	16,800	2.58
TELNOR TRUST	PURCHASE	07/02/08	50,000	2.58
TELNOR TRUST	PURCHASE	07/02/08	33,200	2.58
TELNOR TRUST	PURCHASE	07/02/08	17,000	2.58
TELNOR TRUST	PURCHASE	07/02/08	100	2.58
TELNOR TRUST	PURCHASE	07/02/08	25,300	2.58
TELNOR TRUST	PURCHASE	07/02/08	50,000	2.58
TELNOR TRUST	PURCHASE	07/02/08	24,700	2.58
TELNOR TRUST	PURCHASE	07/02/08	58,300	2.58
TELNOR TRUST	PURCHASE	07/02/08	41,700	2.58
TELNOR TRUST	PURCHASE	07/02/08	8,300	2.58
TELNOR TRUST	PURCHASE	07/02/08	11,000	2.58
TELNOR TRUST	PURCHASE	07/02/08	63,600	2.58
TELNOR TRUST	PURCHASE	07/02/08	36,400	2.58
TELNOR TRUST	PURCHASE	07/02/08	63,600	2.58
TELNOR TRUST	PURCHASE	07/02/08	16,400	2.58
TELNOR TRUST	PURCHASE	07/02/08	50,000	2.58
TELNOR TRUST	PURCHASE	07/02/08	33,600	2.58
TELNOR TRUST	PURCHASE	07/02/08	17,200	2.58
TELNOR TRUST	PURCHASE	07/02/08	20,000	2.58
TELNOR TRUST	PURCHASE	07/02/08	64,700	2.58
TELNOR TRUST	PURCHASE	07/02/08	15,300	2.58
TELNOR TRUST	PURCHASE	07/02/08	34,700	2.58
TELNOR TRUST	PURCHASE	07/02/08	65,300	2.58
TELNOR TRUST	PURCHASE	07/02/08	82,800	2.58
TELNOR TRUST	PURCHASE	07/02/08	92,500	2.58
TELNOR TRUST	PURCHASE	07/02/08	7,500	2.58
TELNOR TRUST	PURCHASE	07/02/08	17,500	2.58
TELNOR TRUST	PURCHASE	07/02/08	49,100	2.59
TELNOR TRUST	PURCHASE	07/02/08	3,000	2.59
TELNOR TRUST	PURCHASE	07/02/08	5,600	2.59
TELNOR TRUST	PURCHASE	07/02/08	24,800	2.59
TELNOR TRUST	PURCHASE	07/02/08	75,200	2.59
TELNOR TRUST	PURCHASE	07/02/08	24,800	2.59
TELNOR TRUST	PURCHASE	07/02/08	100,000	2.59
TELNOR TRUST	PURCHASE	07/02/08	100,000	2.58
TELNOR TRUST	PURCHASE	07/02/08	91,700	2.58
TELNOR TRUST	PURCHASE	07/02/08	8,300	2.58
TELNOR TRUST	PURCHASE	07/02/08	100,000	2.58
TELNOR TRUST	PURCHASE	07/02/08	84,900	2.58
TELNOR TRUST	PURCHASE	07/02/08	15,100	2.58
TELNOR TRUST	PURCHASE	07/02/08	100,000	2.57
TELNOR TRUST	PURCHASE	07/09/08	18,000	2.53
TELNOR TRUST	PURCHASE	07/09/08	65,900	2.53
TELNOR TRUST	PURCHASE	07/09/08	1,000	2.53
TELNOR TRUST	PURCHASE	07/09/08	2,000	2.53
TELNOR TRUST	PURCHASE	07/09/08	13,100	2.53
TELNOR TRUST	PURCHASE	07/09/08	50,000	2.53
TELNOR TRUST	PURCHASE	07/09/08	50,000	2.53
TELNOR TRUST	PURCHASE	07/09/08	100,000	2.53
TELNOR TRUST	PURCHASE	07/09/08	90,000	2.53
TELNOR TRUST	PURCHASE	07/09/08	10,000	2.53
TELNOR TRUST	PURCHASE	07/09/08	100,000	2.53
TELNOR TRUST	PURCHASE	07/09/08	100,000	2.53
TELNOR TRUST	PURCHASE	07/09/08	50,000	2.52
TELNOR TRUST	PURCHASE	07/09/08	50,000	2.52
TELNOR TRUST	PURCHASE	07/09/08	80,900	2.52
TELNOR TRUST	PURCHASE	07/09/08	19,100	2.52
TELNOR TRUST	PURCHASE	07/09/08	100,000	2.52
TELNOR TRUST	PURCHASE	07/09/08	10,000	2.52
TELNOR TRUST	PURCHASE	07/09/08	4,000	2.52
TELNOR TRUST	PURCHASE	07/09/08	86,000	2.52
TELNOR TRUST	PURCHASE	07/09/08	20,000	2.49
TELNOR TRUST	PURCHASE	07/09/08	10,300	2.49
TELNOR TRUST	PURCHASE	07/09/08	55,000	2.49
TELNOR TRUST	PURCHASE	07/09/08	72,800	2.50
TELNOR TRUST	PURCHASE	07/09/08	27,200	2.50
TELNOR TRUST	PURCHASE	07/09/08	20,200	2.50
TELNOR TRUST	PURCHASE	07/09/08	100	2.50
TELNOR TRUST	PURCHASE	07/09/08	12,000	2.50
TELNOR TRUST	PURCHASE	07/09/08	9,000	2.50
TELNOR TRUST	PURCHASE	07/09/08	25,000	2.50
TELNOR TRUST	PURCHASE	07/09/08	33,700	2.50
TELNOR TRUST	PURCHASE	07/09/08	14,700	2.50
TELNOR TRUST	PURCHASE	07/09/08	1,700	2.49
TELNOR TRUST	PURCHASE	07/09/08	36,500	2.49
TELNOR TRUST	PURCHASE	07/09/08	2,000	2.49
TELNOR TRUST	PURCHASE	07/09/08	46,000	2.50
TELNOR TRUST	PURCHASE	07/09/08	25,000	2.50
TELNOR TRUST	PURCHASE	07/09/08	12,500	2.50
TELNOR TRUST	PURCHASE	07/09/08	16,500	2.50
TELNOR TRUST	PURCHASE	07/09/08	20,000	2.49
TELNOR TRUST	PURCHASE	07/09/08	15,000	2.49
TELNOR TRUST	PURCHASE	07/09/08	24,800	2.49
GFI	PURCHASE	07/10/08	30,000	2.50
GFI	PURCHASE	07/10/08	31,200	2.50
GFI	PURCHASE	07/10/08	38,800	2.50
GFI	PURCHASE	07/10/08	2,100	2.50
GFI	PURCHASE	07/10/08	20,000	2.50
GFI	PURCHASE	07/10/08	50,000	2.50
GFI	PURCHASE	07/10/08	2,000	2.50
GFI	PURCHASE	07/10/08	20,000	2.50
GFI	PURCHASE	07/10/08	5,900	2.50
GFI	PURCHASE	07/10/08	100,000	2.50
GFI	PURCHASE	07/10/08	23,600	2.50
GFI	PURCHASE	07/10/08	40,100	2.50
GFI	PURCHASE	07/10/08	9,000	2.50
GFI	PURCHASE	07/10/08	25,000	2.50
GFI	PURCHASE	07/10/08	44,500	2.50
GFI	PURCHASE	07/10/08	30,500	2.50
GFI	PURCHASE	07/10/08	27,300	2.50
GFI	PURCHASE	07/10/08	100,000	2.50
GFI	PURCHASE	07/10/08	1,900	2.49
GFI	PURCHASE	07/10/08	98,100	2.49
GFI	PURCHASE	07/10/08	29,300	2.49
GFI	PURCHASE	07/10/08	63,200	2.50
GFI	PURCHASE	07/10/08	7,500	2.50
GFI	PURCHASE	07/10/08	10,000	2.50
GFI	PURCHASE	07/10/08	21,700	2.50
GFI	PURCHASE	07/10/08	5,000	2.50
GFI	PURCHASE	07/10/08	26,500	2.50
GFI	PURCHASE	07/10/08	5,000	2.50
GFI	PURCHASE	07/10/08	31,800	2.50
GFI	PURCHASE	07/10/08	100,000	2.50
GFI	PURCHASE	07/11/08	34,300	2.50
GFI	PURCHASE	07/11/08	65,700	2.50
GFI	PURCHASE	07/11/08	300	2.50
GFI	PURCHASE	07/11/08	31,200	2.50
GFI	PURCHASE	07/11/08	68,500	2.50
GFI	PURCHASE	07/11/08	1,000	2.50
GFI	PURCHASE	07/11/08	20,000	2.50
GFI	PURCHASE	07/11/08	27,000	2.50
GFI	PURCHASE	07/11/08	2,000	2.50
GFI	PURCHASE	07/11/08	25,000	2.53
GFI	PURCHASE	07/11/08	25,000	2.53
GFI	PURCHASE	07/11/08	25,000	2.53
GFI	PURCHASE	07/11/08	25,000	2.51
GFI	PURCHASE	07/11/08	25,000	2.51
GFI	PURCHASE	07/11/08	2,000	2.51
GFI	PURCHASE	07/11/08	23,000	2.51
GFI	PURCHASE	07/11/08	2,000	2.51
GFI	PURCHASE	07/11/08	9,600	2.51
GFI	PURCHASE	07/11/08	4,000	2.51
GFI	PURCHASE	07/11/08	4,000	2.52
GFI	PURCHASE	07/11/08	4,000	2.52
GFI	PURCHASE	07/11/08	17,000	2.52
GFI	PURCHASE	07/11/08	9,400	2.52
GFI	PURCHASE	07/11/08	8,000	2.51
GFI	PURCHASE	07/11/08	44,000	2.51
GFI	PURCHASE	07/11/08	36,000	2.51
GFI	PURCHASE	07/11/08	12,000	2.51
GFI	PURCHASE	07/11/08	7,000	2.51
GFI	PURCHASE	07/11/08	1,800	2.51
GFI	PURCHASE	07/11/08	2,000	2.51
GFI	PURCHASE	07/11/08	1,700	2.51
GFI	PURCHASE	07/11/08	900	2.51
GFI	PURCHASE	07/11/08	2,000	2.51
GFI	PURCHASE	07/11/08	47,700	2.51
GFI	PURCHASE	07/11/08	8,000	2.51
GFI	PURCHASE	07/11/08	4,000	2.51
GFI	PURCHASE	07/11/08	8,000	2.51
GFI	PURCHASE	07/11/08	16,900	2.51
GFI	PURCHASE	07/11/08	16,000	2.51
GFI	PURCHASE	07/11/08	2,000	2.51
GFI	PURCHASE	07/11/08	2,600	2.51
GFI	PURCHASE	07/11/08	79,400	2.51
GFI	PURCHASE	07/11/08	50,000	2.50
GFI	PURCHASE	07/11/08	45,100	2.50
GFI	PURCHASE	07/11/08	8,800	2.50
GFI	PURCHASE	07/11/08	46,100	2.50
GFI	PURCHASE	07/11/08	15,300	2.50
GFI	PURCHASE	07/11/08	200	2.50
GFI	PURCHASE	07/11/08	11,700	2.50
GFI	PURCHASE	07/11/08	19,600	2.50
GFI	PURCHASE	07/11/08	53,200	2.50
GFI	PURCHASE	07/14/08	1,000	2.50
GFI	PURCHASE	07/14/08	40,000	2.50
GFI	PURCHASE	07/14/08	10,000	2.50
GFI	PURCHASE	07/14/08	40,000	2.50
GFI	PURCHASE	07/14/08	100	2.50
GFI	PURCHASE	07/14/08	4,000	2.50
GFI	PURCHASE	07/14/08	4,000	2.50
GFI	PURCHASE	07/14/08	4,000	2.50
GFI	PURCHASE	07/14/08	8,000	2.50
GFI	PURCHASE	07/14/08	4,000	2.50
GFI	PURCHASE	07/14/08	4,000	2.50
GFI	PURCHASE	07/14/08	31,900	2.50
GFI	PURCHASE	07/14/08	14,900	2.50
GFI	PURCHASE	07/14/08	40,000	2.50
GFI	PURCHASE	07/14/08	44,100	2.50
GFI	PURCHASE	07/14/08	70,600	2.51
GFI	PURCHASE	07/14/08	29,400	2.51
GFI	PURCHASE	07/14/08	2,000	2.50
GFI	PURCHASE	07/14/08	30,000	2.50
GFI	PURCHASE	07/14/08	68,000	2.50
GFI	PURCHASE	07/14/08	28,800	2.51
GFI	PURCHASE	07/14/08	58,100	2.51
GFI	PURCHASE	07/14/08	13,100	2.51
GFI	PURCHASE	07/14/08	77,000	2.51
GFI	PURCHASE	07/14/08	23,000	2.51
GFI	PURCHASE	07/14/08	43,100	2.50
GFI	PURCHASE	07/14/08	56,900	2.50
GFI	PURCHASE	07/14/08	100,000	2.50
GFI	PURCHASE	07/14/08	100,000	2.50
GFI	PURCHASE	07/14/08	17,000	2.50
GFI	PURCHASE	07/14/08	1,500	2.50
GFI	PURCHASE	07/14/08	31,500	2.50
GFI	PURCHASE	07/15/08	4,000	2.45
GFI	PURCHASE	07/15/08	800	2.45
GFI	PURCHASE	07/15/08	8,000	2.45
GFI	PURCHASE	07/15/08	4,000	2.45
GFI	PURCHASE	07/15/08	4,000	2.45
GFI	PURCHASE	07/15/08	4,000	2.45
GFI	PURCHASE	07/15/08	25,200	2.45
GFI	PURCHASE	07/15/08	8,400	2.45
GFI	PURCHASE	07/15/08	91,600	2.45
GFI	PURCHASE	07/15/08	100,000	2.45
GFI	PURCHASE	07/15/08	100,000	2.47
GFI	PURCHASE	07/15/08	26,000	2.47
GFI	PURCHASE	07/15/08	52,000	2.47
GFI	PURCHASE	07/15/08	22,000	2.47
GFI	PURCHASE	07/15/08	1,700	2.47
GFI	PURCHASE	07/15/08	98,300	2.47
GFI	PURCHASE	07/15/08	66,600	2.46
GFI	PURCHASE	07/15/08	1,100	2.46
GFI	PURCHASE	07/15/08	8,000	2.46
GFI	PURCHASE	07/15/08	4,000	2.46
GFI	PURCHASE	07/15/08	4,000	2.46
GFI	PURCHASE	07/15/08	4,000	2.46
GFI	PURCHASE	07/15/08	12,300	2.46
GFI	PURCHASE	07/15/08	100,000	2.46
GFI	PURCHASE	07/15/08	40,800	2.45
GFI	PURCHASE	07/15/08	40,900	2.45
GFI	PURCHASE	07/15/08	13,800	2.45
GFI	PURCHASE	07/15/08	4,500	2.45
GFI	PURCHASE	07/15/08	3,800	2.45
GFI	PURCHASE	07/15/08	900	2.45
GFI	PURCHASE	07/15/08	1,700	2.45
GFI	PURCHASE	07/15/08	43,600	2.45
GFI	PURCHASE	07/15/08	100,000	2.45
GFI	PURCHASE	07/22/08	50,000	2.50
GFI	PURCHASE	07/22/08	100,000	2.50
GFI	PURCHASE	07/22/08	100,000	2.50
GFI	PURCHASE	07/22/08	26,000	2.50
GFI	PURCHASE	07/22/08	24,000	2.50
GFI	PURCHASE	07/22/08	100,000	2.50
GFI	PURCHASE	07/22/08	97,600	2.50
GFI	PURCHASE	07/22/08	2,400	2.50
GFI	PURCHASE	07/22/08	27,100	2.48
GFI	PURCHASE	07/22/08	100,000	2.48
GFI	PURCHASE	07/22/08	100,000	2.48
GFI	PURCHASE	07/22/08	3,300	2.48
GFI	PURCHASE	07/22/08	20,000	2.48
GFI	PURCHASE	07/22/08	76,700	2.48
GFI	PURCHASE	07/22/08	50,000	2.48
GFI	PURCHASE	07/22/08	82,400	2.48
GFI	PURCHASE	07/22/08	2,000	2.48
GFI	PURCHASE	07/22/08	15,600	2.48
GFI	PURCHASE	07/22/08	22,900	2.48
GFI	PURCHASE	07/22/08	97,600	2.49
GFI	PURCHASE	07/22/08	2,400	2.49
GFI	PURCHASE	07/22/08	100,000	2.49
GFI	PURCHASE	07/22/08	100,000	2.49
GFI	PURCHASE	07/22/08	100,000	2.50
GFI	PURCHASE	07/22/08	100,000	2.50
GFI	PURCHASE	07/22/08	87,400	2.48
GFI	PURCHASE	07/22/08	12,600	2.48
GFI	PURCHASE	07/22/08	68,000	2.49
GFI	PURCHASE	07/22/08	10,000	2.49
GFI	PURCHASE	07/22/08	22,000	2.49
GFI	PURCHASE	07/22/08	19,000	2.48
GFI	PURCHASE	07/22/08	11,000	2.48
GFI	PURCHASE	07/22/08	20,000	2.48
GFI	PURCHASE	07/22/08	100,000	2.49
GFI	PURCHASE	07/22/08	77,200	2.49
GFI	PURCHASE	07/22/08	22,800	2.49
GFI	PURCHASE	07/22/08	50,000	2.49
GFI	PURCHASE	07/22/08	2,000	2.41
GFI	PURCHASE	07/22/08	12,000	2.41
GFI	PURCHASE	07/22/08	26,000	2.41
GFI	PURCHASE	07/22/08	21,000	2.41
GFI	PURCHASE	07/22/08	76,000	2.41
GFI	PURCHASE	07/22/08	3,000	2.41
GFI	PURCHASE	07/22/08	100,000	2.41
GFI	PURCHASE	07/22/08	400	2.41
GFI	PURCHASE	07/22/08	99,600	2.41
GFI	PURCHASE	07/22/08	61,300	2.40
GFI	PURCHASE	07/22/08	38,700	2.40
GFI	PURCHASE	07/22/08	100,000	2.40
GFI	PURCHASE	07/22/08	60,000	2.41
GFI	PURCHASE	07/22/08	10,800	2.41
GFI	PURCHASE	07/22/08	29,200	2.41
GFI	PURCHASE	07/22/08	49,700	2.40
GFI	PURCHASE	07/22/08	50,300	2.40
GFI	PURCHASE	07/22/08	66,700	2.40
GFI	PURCHASE	07/22/08	13,300	2.40
GFI	PURCHASE	07/22/08	20,000	2.40
GFI	PURCHASE	07/22/08	40,000	2.40
GFI	PURCHASE	07/22/08	20,000	2.40
GFI	PURCHASE	07/22/08	40,000	2.40
GFI	PURCHASE	07/22/08	8,000	2.40
GFI	PURCHASE	07/22/08	4,000	2.40
GFI	PURCHASE	07/22/08	88,000	2.40
GFI	PURCHASE	07/22/08	60,000	2.40
GFI	PURCHASE	07/22/08	40,000	2.40
GFI	PURCHASE	07/22/08	100,000	2.40
GFI	PURCHASE	07/22/08	100,000	2.40
GFI	PURCHASE	07/22/08	100,000	2.39
GFI	PURCHASE	07/22/08	60,000	2.37
GFI	PURCHASE	07/22/08	48,400	2.37
GFI	PURCHASE	07/22/08	3,300	2.37
GFI	PURCHASE	07/22/08	48,300	2.37
GFI	PURCHASE	07/22/08	20,000	2.46
GFI	PURCHASE	07/22/08	80,000	2.46
GFI	PURCHASE	07/22/08	100,000	2.46
GFI	PURCHASE	07/22/08	7,500	2.46
GFI	PURCHASE	07/22/08	10,000	2.46
GFI	PURCHASE	07/22/08	20,000	2.46
GFI	PURCHASE	07/22/08	10,000	2.46
GFI	PURCHASE	07/22/08	43,000	2.46
GFI	PURCHASE	07/22/08	8,000	2.46
GFI	PURCHASE	07/22/08	1,500	2.46
GFI	PURCHASE	07/22/08	4,200	2.46
GFI	PURCHASE	07/22/08	29,500	2.46
GFI	PURCHASE	07/22/08	32,000	2.46
GFI	PURCHASE	07/22/08	25,000	2.46
GFI	PURCHASE	07/22/08	9,300	2.46
GFI	PURCHASE	07/22/08	8,200	2.46
GFI	PURCHASE	07/22/08	10,000	2.46
GFI	PURCHASE	07/22/08	1,500	2.46
GFI	PURCHASE	07/22/08	5,000	2.46
GFI	PURCHASE	07/22/08	1,800	2.46
GFI	PURCHASE	07/22/08	4,000	2.46
GFI	PURCHASE	07/22/08	3,000	2.46
GFI	PURCHASE	07/22/08	7,900	2.46
GFI	PURCHASE	07/22/08	4,000	2.46
GFI	PURCHASE	07/22/08	27,000	2.46
GFI	PURCHASE	07/22/08	2,000	2.46
GFI	PURCHASE	07/22/08	2,000	2.46
GFI	PURCHASE	07/22/08	20,000	2.46
GFI	PURCHASE	07/22/08	3,600	2.46
TELNOR TRUST	PURCHASE	07/22/08	90,000	2.46
TELNOR TRUST	PURCHASE	07/22/08	10,000	2.46
TELNOR TRUST	PURCHASE	07/22/08	90,000	2.46
TELNOR TRUST	PURCHASE	07/22/08	10,000	2.46
TELNOR TRUST	PURCHASE	07/22/08	90,000	2.46
TELNOR TRUST	PURCHASE	07/22/08	10,000	2.46
TELNOR TRUST	PURCHASE	07/22/08	88,000	2.46
TELNOR TRUST	PURCHASE	07/22/08	4,000	2.46
TELNOR TRUST	PURCHASE	07/22/08	4,000	2.46
TELNOR TRUST	PURCHASE	07/22/08	4,000	2.46
TELNOR TRUST	PURCHASE	07/22/08	12,700	2.46
TELNOR TRUST	PURCHASE	07/22/08	87,300	2.46
TELNOR TRUST	PURCHASE	07/22/08	12,700	2.46
TELNOR TRUST	PURCHASE	07/22/08	1,000	2.46
TELNOR TRUST	PURCHASE	07/22/08	44,000	2.46
TELNOR TRUST	PURCHASE	07/22/08	2,800	2.46
TELNOR TRUST	PURCHASE	07/22/08	5,000	2.46
TELNOR TRUST	PURCHASE	07/22/08	3,300	2.46
TELNOR TRUST	PURCHASE	07/22/08	44,900	2.46
TELNOR TRUST	PURCHASE	07/22/08	86,300	2.46
TELNOR TRUST	PURCHASE	07/22/08	100,000	2.46
TELNOR TRUST	PURCHASE	07/22/08	40,400	2.46
TELNOR TRUST	PURCHASE	07/22/08	700	2.46
TELNOR TRUST	PURCHASE	07/22/08	2,000	2.46
TELNOR TRUST	PURCHASE	07/22/08	56,900	2.46
TELNOR TRUST	PURCHASE	07/22/08	2,000	2.46
TELNOR TRUST	PURCHASE	07/22/08	20,000	2.46
TELNOR TRUST	PURCHASE	07/22/08	20,000	2.46
TELNOR TRUST	PURCHASE	07/22/08	20,000	2.46
TELNOR TRUST	PURCHASE	07/22/08	2,000	2.46
TELNOR TRUST	PURCHASE	07/22/08	36,000	2.46
GFI	PURCHASE	07/23/08	100,000	2.43
GFI	PURCHASE	07/23/08	100,000	2.43
GFI	PURCHASE	07/23/08	100,000	2.43
GFI	PURCHASE	07/23/08	100,000	2.43
GFI	PURCHASE	07/23/08	100,000	2.43
GFI	PURCHASE	07/23/08	17,100	2.43
GFI	PURCHASE	07/23/08	82,900	2.43
GFI	PURCHASE	07/23/08	17,100	2.43
GFI	PURCHASE	07/23/08	5,000	2.43
GFI	PURCHASE	07/23/08	100,000	2.43
GFI	PURCHASE	07/23/08	700	2.43
GFI	PURCHASE	07/23/08	3,000	2.43
GFI	PURCHASE	07/23/08	8,000	2.43
GFI	PURCHASE	07/23/08	2,000	2.43
GFI	PURCHASE	07/23/08	100	2.43
GFI	PURCHASE	07/23/08	1,000	2.43
GFI	PURCHASE	07/23/08	5,000	2.43
GFI	PURCHASE	07/23/08	80,200	2.43
GFI	PURCHASE	07/23/08	19,800	2.43
GFI	PURCHASE	07/23/08	5,000	2.43
GFI	PURCHASE	07/23/08	15,000	2.43
GFI	PURCHASE	07/23/08	30,000	2.43
GFI	PURCHASE	07/23/08	50,000	2.43
GFI	PURCHASE	07/23/08	58,100	2.43
GFI	PURCHASE	07/25/08	11,500	2.39
GFI	PURCHASE	07/25/08	88,500	2.39
GFI	PURCHASE	07/25/08	80,000	2.39
GFI	PURCHASE	07/25/08	20,000	2.39
GFI	PURCHASE	07/25/08	100,000	2.39
GFI	PURCHASE	07/25/08	18,000	2.39
GFI	PURCHASE	07/25/08	82,000	2.39
GFI	PURCHASE	07/25/08	3,300	2.39
GFI	PURCHASE	07/25/08	300	2.39
GFI	PURCHASE	07/25/08	96,400	2.39
GFI	PURCHASE	07/25/08	37,500	2.39
GFI	PURCHASE	07/25/08	8,400	2.39
GFI	PURCHASE	07/25/08	54,100	2.39
GFI	PURCHASE	07/25/08	3,200	2.39
GFI	PURCHASE	07/25/08	1,000	2.39
GFI	PURCHASE	07/25/08	93,000	2.39
GFI	PURCHASE	07/25/08	48,600	2.39
GFI	PURCHASE	07/25/08	900	2.39
GFI	PURCHASE	07/25/08	47,300	2.39
GFI	PURCHASE	07/25/08	6,000	2.39
GFI	PURCHASE	07/25/08	100	2.40
GFI	PURCHASE	07/25/08	99,900	2.40
GFI	PURCHASE	07/25/08	100	2.40
GFI	PURCHASE	07/25/08	50,000	2.40
GFI	PURCHASE	07/25/08	49,900	2.40
GFI	PURCHASE	07/25/08	57,300	2.37
GFI	PURCHASE	07/25/08	3,000	2.37
GFI	PURCHASE	07/25/08	39,700	2.37
GFI	PURCHASE	07/25/08	100,000	2.37
GFI	PURCHASE	07/25/08	63,000	2.37
GFI	PURCHASE	07/25/08	37,000	2.39
GFI	PURCHASE	07/25/08	100,000	2.39
GFI	PURCHASE	07/25/08	9,900	2.39
GFI	PURCHASE	07/25/08	90,100	2.39
GFI	PURCHASE	07/25/08	100	2.39
GFI	PURCHASE	07/25/08	99,900	2.39
GFI	PURCHASE	07/25/08	100,000	2.39
GFI	PURCHASE	07/25/08	51,800	2.40
GFI	PURCHASE	07/25/08	48,200	2.40
GFI	PURCHASE	07/25/08	2,000	2.39
GFI	PURCHASE	07/25/08	8,000	2.39
GFI	PURCHASE	07/25/08	4,000	2.39
GFI	PURCHASE	07/25/08	4,000	2.39
GFI	PURCHASE	07/25/08	82,000	2.39
GFI	PURCHASE	07/25/08	54,700	2.39
GFI	PURCHASE	07/25/08	45,300	2.39
GFI	PURCHASE	07/25/08	99,400	2.41
GFI	PURCHASE	07/25/08	600	2.41
GFI	PURCHASE	07/25/08	53,700	2.41
GFI	PURCHASE	07/25/08	46,300	2.41
GFI	PURCHASE	07/25/08	200	2.41
GFI	PURCHASE	07/25/08	99,800	2.41
GFI	PURCHASE	07/25/08	100	2.41
GFI	PURCHASE	07/25/08	10,000	2.41
GFI	PURCHASE	07/25/08	33,700	2.41
GFI	PURCHASE	07/25/08	700	2.41
GFI	PURCHASE	07/25/08	35,900	2.41
GFI	PURCHASE	07/25/08	19,600	2.41
GFI	PURCHASE	07/25/08	9,700	2.41
GFI	PURCHASE	07/25/08	15,500	2.41
GFI	PURCHASE	07/25/08	19,900	2.41
GFI	PURCHASE	07/25/08	4,900	2.41
GFI	PURCHASE	07/25/08	95,100	2.41
GFI	PURCHASE	07/25/08	100	2.41
GFI	PURCHASE	07/25/08	4,800	2.42
GFI	PURCHASE	07/25/08	100,000	2.41
GFI	PURCHASE	07/25/08	1,800	2.41
GFI	PURCHASE	07/25/08	100,000	2.41
GFI	PURCHASE	07/25/08	98,200	2.41
GFI	PURCHASE	07/25/08	50,000	2.41
GFI	PURCHASE	07/25/08	50,000	2.41
GFI	PURCHASE	07/25/08	100,000	2.41
GFI	PURCHASE	07/25/08	1,000	2.41
GFI	PURCHASE	07/25/08	200	2.41
GFI	PURCHASE	07/25/08	50,000	2.41
GFI	PURCHASE	07/25/08	12,300	2.41
GFI	PURCHASE	07/25/08	10,000	2.41
GFI	PURCHASE	07/25/08	26,500	2.41
GFI	PURCHASE	07/25/08	700	2.40
GFI	PURCHASE	07/25/08	99,300	2.40
GFI	PURCHASE	07/25/08	10,000	2.41
GFI	PURCHASE	07/25/08	10,000	2.41
GFI	PURCHASE	07/25/08	15,000	2.41
GFI	PURCHASE	07/25/08	2,100	2.41
GFI	PURCHASE	07/25/08	200	2.41
GFI	PURCHASE	07/25/08	50,000	2.41
GFI	PURCHASE	07/25/08	3,000	2.41
GFI	PURCHASE	07/25/08	4,000	2.41
GFI	PURCHASE	07/25/08	5,700	2.41
GFI	PURCHASE	07/25/08	8,000	2.41
GFI	PURCHASE	07/25/08	4,100	2.41
GFI	PURCHASE	07/25/08	87,900	2.41
GFI	PURCHASE	07/25/08	100,000	2.41
GFI	PURCHASE	07/25/08	2,100	2.41
GFI	PURCHASE	07/25/08	400	2.41
GFI	PURCHASE	07/25/08	16,000	2.41
GFI	PURCHASE	07/25/08	8,000	2.41
GFI	PURCHASE	07/25/08	12,000	2.41
GFI	PURCHASE	07/25/08	4,000	2.41
GFI	PURCHASE	07/25/08	8,000	2.41
GFI	PURCHASE	07/25/08	24,000	2.41
GFI	PURCHASE	07/25/08	25,500	2.41
GFI	PURCHASE	07/25/08	100,000	2.41
GFI	PURCHASE	07/25/08	100,000	2.41
GFI	PURCHASE	07/25/08	100,000	2.41
GFI	PURCHASE	07/25/08	100,000	2.41
GFI	PURCHASE	07/25/08	65,000	2.41
GFI	PURCHASE	07/25/08	18,400	2.41
GFI	PURCHASE	07/25/08	10,000	2.41
GFI	PURCHASE	07/25/08	1,600	2.41
GFI	PURCHASE	07/25/08	31,500	2.41
GFI	PURCHASE	07/25/08	8,000	2.41
GFI	PURCHASE	07/25/08	32,000	2.41
GFI	PURCHASE	07/25/08	4,000	2.41
GFI	PURCHASE	07/25/08	39,500	2.41
GFI	PURCHASE	07/25/08	33,000	2.41
GFI	PURCHASE	07/25/08	67,000	2.41
GFI	PURCHASE	07/25/08	12,000	2.41
GFI	PURCHASE	07/25/08	39,400	2.41
GFI	PURCHASE	07/25/08	10,000	2.41
GFI	PURCHASE	07/25/08	20,000	2.41
GFI	PURCHASE	07/25/08	18,600	2.41
GFI	PURCHASE	07/25/08	900	2.41
GFI	PURCHASE	07/25/08	20,000	2.41
GFI	PURCHASE	07/25/08	18,000	2.41
GFI	PURCHASE	07/25/08	61,100	2.41
GFI	PURCHASE	07/25/08	38,900	2.41
GFI	PURCHASE	07/25/08	100	2.41
GFI	PURCHASE	07/25/08	30,000	2.41
GFI	PURCHASE	07/25/08	30,000	2.41
GFI	PURCHASE	07/25/08	1,000	2.41
GFI	PURCHASE	07/25/08	100,000	2.41
GFI	PURCHASE	07/25/08	50,000	2.41
GFI	PURCHASE	07/25/08	49,000	2.41
GFI	PURCHASE	07/25/08	10,000	2.41
GFI	PURCHASE	07/25/08	10,000	2.41
GFI	PURCHASE	07/25/08	10,000	2.41
GFI	PURCHASE	07/25/08	20,000	2.41
GFI	PURCHASE	07/25/08	1,000	2.41
GFI	PURCHASE	07/25/08	24,000	2.41
GFI	PURCHASE	07/25/08	20,000	2.41
GFI	PURCHASE	07/25/08	6,000	2.41
GFI	PURCHASE	07/25/08	100,000	2.41
GFI	PURCHASE	07/25/08	100,000	2.41
GFI	PURCHASE	07/25/08	35,000	2.41
GFI	PURCHASE	07/25/08	65,000	2.41
TELNOR TRUST	PURCHASE	07/25/08	100,000	2.41
TELNOR TRUST	PURCHASE	07/25/08	100,000	2.41
TELNOR TRUST	PURCHASE	07/25/08	100,000	2.40
TELNOR TRUST	PURCHASE	07/25/08	67,900	2.40
TELNOR TRUST	PURCHASE	07/25/08	32,100	2.40
TELNOR TRUST	PURCHASE	07/25/08	100,000	2.40
TELNOR TRUST	PURCHASE	07/25/08	33,700	2.40
TELNOR TRUST	PURCHASE	07/25/08	12,000	2.40
TELNOR TRUST	PURCHASE	07/25/08	4,000	2.40
TELNOR TRUST	PURCHASE	07/25/08	50,300	2.40
TELNOR TRUST	PURCHASE	07/25/08	100,000	2.39
TELNOR TRUST	PURCHASE	07/25/08	100,000	2.39
TELNOR TRUST	PURCHASE	07/25/08	100,000	2.39
TELNOR TRUST	PURCHASE	07/25/08	68,700	2.39
TELNOR TRUST	PURCHASE	07/25/08	31,300	2.39